UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2012

Advanced Energy Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado 80525

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (970) 221-4670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in Advanced Energy Industries, Inc.’s (the “Company’s”) current report on Form 8-K filed on December 6, 2011 (the “Prior Disclosure”), the Company redesigned its executive compensation structure to reinforce a “Pay for Performance Culture” and, as part of the new structure, adopted its 2012-2014 Long Term Incentive Plan (“LTI Plan”). The LTI Plan, which covers three one-year performance periods, is an integral part of the Company’s 2012-2014 strategic plan and is designed to align the executive officers’ performance with the interests of the Company’s shareholders and also encourage retention. In particular, awards will only vest each year if the Company achieves positive operating income, and the amount of the awards that vest will be based on attainment of the Company’s return on net assets goals.

The Prior Disclosure indicated that these performance based grants and awards would be made on January 3, 2012, based on the closing market price of the Company’s common stock. Accordingly, on January 3, 2012 grants were made under the LTI Plan for each yearly performance period (2012, 2013 and 2014). Each of Yuval Wasserman, President of Thin Films Business Unit, Danny Herron, Executive Vice President and Chief Financial Officer, and Thomas McGimpsey, Executive Vice President of Corporate Development and General Counsel was granted 50,906 performance stock options and awarded 59,392 performance units for each performance period under the LTI Plan, which represent the maximum amount of such awards that may vest each year if the Company were to achieve the applicable annual stretch goal for return on net assets (“RONA”). This represents a total of 152,718  performance stock options granted and 178,176 performance units awarded to each named executive officer identified above for all three one-year performance periods. The RONA goals that have been established for the three years significantly exceed the prior three year average RONA performance levels for the Company.

Performance Period	Performance Stock Options Vesting Range*	Performance Units Vesting Range*
2012	12,727- 50,906	14,848- 59,392
2013	12,727- 50,906	14,848- 59,392
2014	12,727- 50,906	14,848- 59,392

3 year total	38,181-152,718	44,544-178,176

*	Assumes positive operating income

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.

Date: January 6, 2012	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Executive Vice President of Corporate Development, General Counsel & Corporate Secretary